EXHIBIT 10.1

FOURTH AMENDMENT TO THE LICENSE AGREEMENT

This FOURTH AMENDMENT TO THE LICENSE AGREEMENT (the “Fourth Amendment”) is made and entered into as of September 14, 2012 (the “Fourth Amendment Effective Date”) by and between SANGAMO BIOSCIENCES, INC., a Delaware corporation having its principal place of business at Point Richmond Tech Center, 501 Canal Boulevard, Suite A100, Richmond, California 94804 (“Sangamo”), and SIGMA-ALDRICH CO. LLP, a Delaware limited liability company having its principal place of business at 3050 Spruce Street, St. Louis, MO 63103 (“Sigma”). Sigma and Sangamo are individually referred to herein as a “Party” or collectively as the “Parties.”

RECITALS

A. Sigma and Sangamo are parties to a License Agreement effective as of July 10, 2007 as previously amended (the “Agreement”), under which Sangamo granted to Sigma a certain license to use Sangamo’s proprietary zinc finger protein technology in the fields as defined therein.

B. Sigma and Sangamo desire to amend the Agreement in accordance with Section 13.4 of the Agreement.

Now, Therefore, the Parties agree as follows:

The Parties hereby agree to amend the terms of the Agreement as provided below, effective as of the Fourth Amendment Effective Date. Where the Agreement is not explicitly amended, the terms of the Agreement and any prior amendments will remain in force. Capitalized terms used in this Fourth Amendment that are not otherwise defined herein shall have the same meanings as such terms are given in the Agreement.

1. Section 1.45 shall be amended to read in its entirety as follows:

“1.45 “Net Sales” means the amount invoiced or otherwise billed by Sigma for sales or other commercial disposition of a Licensed Product in the Field to a Third Party purchaser, less the following to the extent included in such billing or otherwise actually allowed or incurred with respect to such sales: (a) discounts, including cash, trade and quantity discounts, price reduction programs, retroactive price adjustments with respect to sales of a product, charge-back payments and rebates granted to trade customers; (b) credits or allowances actually granted upon rejections or returns of Licensed Products, including for recalls or damaged goods; (c) freight, postage, shipping and insurance charges actually allowed or paid for delivery of Licensed Products, to the extent billed; (d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of a Licensed Product; (e) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of Licensed Products, including without limitation value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the seller; and (f) a reasonable allowance for bad debts (such allowance not to exceed 2% of gross sales) provided that all of the foregoing deductions are calculated in accordance with generally accepted accounting principles consistently applied throughout the selling party’s organization.”

2. Section 1.78 shall be amended to read in its entirety as follows:

“1.78 “Sublicensing Revenues” means any consideration that Sigma receives in return for the granting or practice of a sublicense under the Sangamo Technology pursuant to a Sublicense Agreement in which the sublicense under the Sangamo Technology includes rights in the Field, which may include

(without limitation) royalties on sales, upfront license fees, annual license or maintenance payments, milestone payments, credits against Sigma’s future expenses, or reductions in royalties or other payments otherwise owed to the Sublicensee. In the event that Sigma receives non-cash consideration from a Sublicensee for the granting or practice of a sublicense under the Sangamo Technology in the Field, the Parties shall determine in good faith the fair market value of such consideration, and such fair market value shall be included in Sublicensing Revenues.”

3. Notwithstanding Section 3.2(c)(iv) and the first sentence of Section 5.4, Sigma may transfer, as part of a sale, Licensed Products pursuant to the label license set forth in Exhibit A, provided that the Customer purchasing the applicable Licensed Product is a non-profit organization or governmental entity or agency. Such label license shall be deemed to be a Use License for the purposes of the Agreement.

In witness whereof, the Parties have executed this Fourth Amendment in duplicate originals by their proper officers as of the Fourth Amendment Effective Date.

Sigma-Aldrich Co. LLC		Sangamo Biosciences, Inc.

By:	/s/ Shaf Yousaf	By:	/s/ H. Ward Wolff
Name:	Shaf Yousaf	Name:	H. Ward Wolff
Title:	Chief Marketing Officer	Title:	EVP & CFO

Exhibit A

ZFN License Agreement

This Product and its use are the subject of one or more of the following patents controlled by Sangamo BioSciences, Inc.: U.S. Patent Nos. 6,534,261, 6,607,882, 6,746,838, 6,794,136, 6,824,978, 6,866,997, 6,933,113, 6,979,539, 7,013,219, 7,030,215, 7,220,719, 7,241,573, 7,241,574, 7,585,849, 7,595,376 6,903,185, 6,479,626, US20030232410, US20090203140 and corresponding foreign patent applications and patents.

BEFORE OPENING OR USING THIS PRODUCT, PLEASE READ THE TERMS AND CONDITIONS SET FORTH IN THIS LICENSE AGREEMENT. YOUR USE OF THIS PRODUCT SHALL CONSTITUTE ACKNOWLEDGMENT AND ACCEPTANCE OF THESE TERMS AND CONDITIONS. If you do not agree to use this Product pursuant to the terms and conditions set out in this License Agreement, please contact Sigma Technical Services within ten days of receipt to return the unused and unopened Product for a full refund; provided, however, that custom-made Products may not be returned for a refund.

The purchase of this Product conveys to you, the buyer, the right to use the purchased Product for Licensed Research Use (see definition below) subject to the conditions set out in this License Agreement. If you wish to use this Product for any purpose other than Licensed Research Use, you must obtain an appropriate license (see contact information set out below).

This Product may not be used for any purpose other than Licensed Research Use. Your right to use this Product for Licensed Research Use is subject to the following conditions and restrictions:

1. “Licensed Research Use” means any use for research purposes, other than:

(a) Licensing, selling, distributing, or otherwise providing Modified Animals to any third party other than Sigma and its affiliates as provided herein: provided however, that you may provide Modified Animals to researchers within your research organization located at the same research facility or campus. A “Modified Animal” means an animal having a genomic modification at the target site that results from Customer’s use of the Product. Modified Animal includes but is not limited to (a) heterozygotes and mosaic animals, (b) the descendents of Modified Animals, (c) animals created from the breeding of Modified Animals with other animals, and (d) animals created by the Customer which contain and/or incorporate genetic information derived from Modified Animals.

(b) GMP production of therapeutic, diagnostic, prophylactic or other medicinal Products intended for use in humans or non-human animals, or any other industrial use solely to the extent involving commercial sale of a Product or service. If a molecule or any derivative of such molecule is used in or administered to humans, then the production of such molecule shall be deemed to be GMP production and therefore in violation of this License Agreement;

(c) the use of the Product or a direct derivative (a modified cell or Modified Animal resulting from use of the Product) in the screening or testing of more than 10,000 distinct compounds (high throughput screening);

(d) use for gene targeting and/or gene regulation to modify the genome of a plant cell, plant, or plant cell culture (in each case, whether constituting or derived from a vascular or non-vascular plant), or alter the nucleic acid or protein expression in a plant cell, plant, or plant cell culture. “Non-vascular” plants shall include but not be limited to algae, moss, and fungi; and

(e) modification or reverse engineering of the Product in any way or creating any derivatives or sequence variants thereof.

2. You may not transfer the Product, its components or any materials made through the use of this Product including Modified Animals to any third party without prior written approval of Sigma and without the transferee entering into a material transfer agreement with Sigma. Notwithstanding the foregoing, you may transfer materials made through the use of this Product including Modified Animals (collectively, the “Transferred Materials”) to a third party (the “Biorepository”) with the prior written approval of Sigma if you comply with the following obligations with respect to such transfer:

(i) You do not receive any payment or other compensation or consideration in connection with such transfer, except for reimbursement for the out-of-pocket costs you incur on account of such transfer;

(ii) You do not receive any payment or other compensation or consideration in connection with the Biorepository’s replication, storage or further transfer of the Transferred Materials or any Recipient’s (as defined below) use of the Transferred Materials or Derivative Materials (as defined below);

(iii) You do not make any payment or provide other compensation or consideration to Sigma or any of its affiliates in connection with your transfer of the Transferred Materials to the Biorepository, the Biorepository’s replication, storage or further transfer of the Transferred Materials or any Recipient’s use of the Transferred Materials or Derivative Materials;

(iv) Your transfer to the Biorepository shall be made pursuant to a fully executed, written material transfer agreement pursuant to which the Biorepository is prohibited from: (A) doing anything with the Transferred Materials other than replicating them, storing them and transferring them to third parties (each a “Recipient”) pursuant to a Recipient Transfer Agreement (as defined below); (B) making any payment or providing other compensation or consideration to you, Sigma or any of your or Sigma’s affiliates in connection with: (1) its receipt of the Transferred Materials from you, (2) its replication, storage or further transfer of the Transferred Materials or (3) any Recipient’s use of the Transferred Materials or Derivative Materials; (C) filing of a patent application in any country in the world that contains claims directed to the Transferred Materials or their uses; and (D) continuing to possess, replicate, store or transfer the Transferred Materials at any time after its failure to comply with any terms and conditions of such material transfer agreement.

(v) A “Recipient Transfer Agreement” means a written material transfer agreement that is fully executed by the Biorepository and the Recipient and prohibits the Recipient from: (A) transferring the Transferred Materials or any materials made through the use of the Transferred Materials (“Derivative Materials”) to any person or entity; (B) making any payment or providing other compensation or consideration to Sigma or any of Sigma’s affiliates in connection with: (1) its receipt of the Transferred Materials from the Biorepository or (2) its use of the Transferred Materials or Derivative Materials; (C) selling or otherwise commercially disposing of the Transferred Materials or Derivative Materials, whether for research use or any other use; (D) using the Transferred Materials or Derivative Materials: (1) for any purpose other than the Licensed Research Use; (2) for manufacturing, production, or quality control; (3) to provide a service, information, or data to any person or entity; (4) for cell line development for the purpose of bioproduction; (5) to generate data or information to be submitted to any governmental regulatory agency, including the United States Food and Drug Administration, the United States Department of Agriculture, the United States Environmental Protection Agency or any equivalent foreign regulatory agency, in each case in support of an application for approval, clearance or deregulation by such agency; and (6) to support the filing of a patent application in any country in the world that contains claims directed to the Transferred Materials or their uses; and (E) using or continuing to possess the Transferred Materials and Derivative Materials at any time after the Recipient’s failure to comply with any terms and conditions of such material transfer agreement.

3. Notwithstanding Section 2:

(a) the Product or materials made through the use of the Product may be transferred by you to your legal affiliates or bonafide third party contractors performing paid work on your behalf, with the exception of creation of Modified Animals, provided the use by such third party contractors is limited to performance of work for you; and

(b) you may donate Mice that are Modified Animals as defined above (“Modified Mice”) to The Jackson Laboratory, a licensed distributor of Modified Mice.

4. You may not transfer the Product or materials made through use of the Product to third party contractors performing work on your behalf for the purposes of creation of Modified Animals.

5. Your right to use the Product will terminate immediately if you fail to comply with these terms and conditions. You shall, upon such termination of your rights, destroy all Product, Modified Animals, and components thereof in your control, and notify Sigma of such in writing.

6. You may not use the Product to support the filing of a patent application in any country in the world that contains claims directed to the Product or its uses.

For information on purchasing a license to this Product for purposes other than Licensed Research Use, contact your local Sigma Sales representative, who will refer you to the proper licensing representative, or in the USA call 800-325-3010.

For information on donating Modified Mice to The Jackson Laboratory, please visit their website at:

http://www.jax.org/grc/index.html.